EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated May 30, 2006 on the statements of condition and related securities portfolios of Van Kampen Focus Portfolios, Series 581 (The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2006-3, Developing Technologies Portfolio 2006-3 Strategic Mid-Cap Portfolio 2006-3 and Strategic Small-Cap Portfolio 2006-3) as of May 30, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
May 30, 2006